Exhibit 99.1

EcoloCap Solutions Inc. (OTC-BB:ECOS)

For Immediate Release

Micro Bubble Technology Signs $2M Agreement for Distribution Right of its Carbon Nano Tube Battery in North America

Barrington, IL – September 16, 2009 – Micro Bubble Technology, the new subsidiary of EcoloCap Solutions, (OTC-BB: ECOS) (“MBT”) has signed an agreement with Next-Alternative Inc, (http://www.next-alternative.com) which agreed to pay $2 million in return for the exclusive right to market and distribute MBT’s Carbon Nano Tube Battery for wheeled applications in North America,

In addition, Next-Alternative as a distributor for MBT’s EM Fuel, has sold an EM-Fuel Nanomizer to make EM-Fuel for use in Montreal.  Initially EM-Fuel will be used for delivery trucks.  This first EM-Fuel Nanomizer sold in North America will produce 60 metric tons of EM-Fuel per 24-hour period. Although this sale is substantial, the main impact for the company is that it will create recurring revenue through sale of the additive needed in the production of EM Fuel.

Michael Siegel, President and CEO of Micro Bubble and EcoloCap stated: “The use of EM-Fuel is significant in the reduction of both emissions and cost.  When EM-Fuel is used, replacing diesel or bunker fuel, there is a 60% reduction in emission (CO2, NOx, and particulate matter) a 40% reduction in fuel, and approximately 25% reduction in cost of fuel and maintenance of the diesel engine. We plan to deliver the third version of the Nanomizer with enhanced capabilities in October.

As for our CNT Batteries, we are establishing two initial production lines, one of which will be dedicated to Next-Alternative for distribution to the golf cart industry.  The Carbon Nano Tube Batteries (“CNT Batteries”) will sell for a slight premium to a similar type battery, but will yield up to 8 times the reserve capacity, recharge in less that ten minutes and MBT will offer a 5 year limited replacement guarantee if the battery is charged with the MBT charger system.”

Additional information on the technologies is available on the MBT web sites (www.cnt-battery.com and www.microbubbletech.com).

About Micro Bubble Technology

Micro Bubble Technologies Inc. “MBT”, is a “green” nanotechnology company, focused on energy solutions. MBT develops and markets nanotechnology-based energy products. MBT’s Carbon Nano Tube batteries demonstrated to have 8 times the energy reserve capacity of traditional lead-acid batteries, 2.5 times that of lithium-ion batteries and a recharge time of five to 10 minutes – all for a slight premium over the price of similar lead-acid battery. MBT’s EM-Fuel technology processes oil with water and a special additive through its own developed Nanomizer, with the result that the EM Fuel provides a 60% reduction in emissions, a 40% reduction in oil consumption, and a 25% reduction in cost of fuel and engine maintenance. MBT markets its products worldwide either directly or through agreements with distributors.

Use of Forward-looking Statements

This press release may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and federal securities laws. These forward-looking statements are based on the current expectations of the management of Micro Bubble Technology only, and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. For example, “will allow us to speed up our growth and return to our stakeholders the return they expect from such a dynamic field as reduction of energy use as well as a major contribution to the green effort worldwide” is a forward-looking statement. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: changes in technology and market requirements; our technology may not be validated as we progress further; we may be unable to retain or attract key employees whose knowledge is essential to the development of our products and services; unforeseen market and technological difficulties may develop with our products and services; inability to timely develop and introduce new technologies, products and applications; loss of market share and pressure on pricing resulting from competition, which could cause the actual results or performance of Micro Bubble Technology to differ materially from those contemplated in such forward-looking statements. Except as otherwise required by law, Micro Bubble Technology undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. For a more detailed description of the risk and uncertainties affecting Ecolocap Solutions Inc., reference is made to Ecolocap Solutions Inc.'s reports filed from time to time with the Securities and Exchange Commission.

Company Contact:

Michael Siegel
Chief Executive Officer
Micro Bubble Technology, Inc.
1-312-261-5590

Investor Relations Contact:

Richard Nitto
RMN Consulting LLC
1-732-768-0912